UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2015

American Finance Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55197	27-0929989
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 3, 2015, American Finance Trust, Inc. (the “Company”) entered into an indemnification agreement (the “Indemnification Agreement”) with Lisa D. Kabnick in connection with the appointment of Ms. Kabnick as an independent director of the Company on August 3, 2015.

The Indemnification Agreement is substantially similar in form to the indemnification agreement entered into by the Company with its other directors and officers and provides that the Company will indemnify Ms. Kabnick to the fullest extent permitted by Maryland law and the Company’s charter and subject to the limitations set forth in the Indemnification Agreement, from and against all judgments, penalties, fines and amounts paid in settlement and expenses reasonably incurred by Ms. Kabnick that may result or arise in connection with Ms. Kabnick serving in her capacity as a present or former director, officer, employee or agent of the Company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that Ms. Kabnick is or was serving in such capacity at the request of the Company. The Indemnification Agreement further provides that, subject to the limitations set forth in the Indemnification Agreement, the Company will, without requiring a preliminary determination of Ms. Kabnick’s ultimate entitlement of indemnification under the Indemnification Agreement, advance all reasonable expenses to Ms. Kabnick incurred by or on behalf of Ms. Kabnick in connection with any proceeding Ms. Kabnick is or is threatened to be made a party to.

The Indemnification Agreement provides that Ms. Kabnick is entitled to indemnification unless it is established by clear and convincing evidence that (a) the act or omission of Ms. Kabnick was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) Ms. Kabnick actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, Ms. Kabnick had reasonable cause to believe that her conduct was unlawful. The Indemnification Agreement further limits Ms. Kabnick’s entitlement to indemnification in cases where (a) Ms. Kabnick’s gross negligence or willful misconduct caused loss or liability to the Company, (b) loss or liability arose from an alleged violation of federal or state securities laws unless certain conditions were met, (c) the proceeding was one by or in the right of the Company and Ms. Kabnick was adjudged to be liable to the Company, (d) Ms. Kabnick was adjudged to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to Ms. Kabnick or (e) the proceeding was brought by Ms. Kabnick, except in certain circumstances.

The Indemnification Agreement also provides that, except for a proceeding brought by Ms. Kabnick, the Company has the right to defend Ms. Kabnick in any proceeding which may give rise to indemnification under the Indemnification Agreement. The Indemnification Agreement grants Ms. Kabnick the right to separate counsel in certain proceedings involving separate defenses, counterclaims or other conflicts of interest and in proceedings in which the Company fails to assume the defense of Ms. Kabnick in a timely manner. The Indemnification Agreement further provides that the Company will use its reasonable best efforts to acquire directors and officers liability insurance covering Ms. Kabnick or any claim made against Ms. Kabnick by reason of her service to the Company.

The foregoing description of the Indemnification Agreement is qualified in its entirety by reference to the Indemnification Agreement, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2015, the Company’s board of directors appointed Lisa D. Kabnick as an independent director and a member of the audit committee, nominating and corporate governance committee and compensation committee. There are no related party transactions involving Ms. Kabnick that are reportable under Item 404(a) of Regulation S-K. Ms. Kabnick will replace Herbert Vederman, who resigned from his role as an independent director of the Company on July 30, 2015, effective as of that same date. Mr. Vederman did not resign pursuant to any disagreement with the Company. Mr. Vederman served as an independent director and a member of the Company’s audit committee, nominating and corporate governance committee and compensation committee since March 2015.

Ms. Kabnick, like the Company’s other independent directors, will participate in the Company’s compensation program for independent directors and the Company’s employee and director incentive restricted share plan. The Company pays to each of its independent directors a retainer of $30,000 plus certain per meeting compensation and reimbursements.  Under the Company’s employee and director incentive restricted share plan, Ms. Kabnick will be entitled to receive an award of 1,333 restricted shares of common stock on the date of her appointment and at each annual stockholder’s meeting thereafter. Restricted stock issued to independent directors under the Company’s employee and director incentive restricted share plan vests over a five-year period following the first anniversary of the date of appointment in increments of 20% per annum. Ms. Kabnick also entered into an indemnification agreement with the Company, as further described in Item 1.01 of this Current Report on Form 8-K.

Item 8.01 Other Events.

On August 4, 2015, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated August 4, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Finance Trust, Inc.

Date: August 4, 2015	By:	/s/ Donald MacKinnon
Donald MacKinnon
Chief Executive Officer and President